Exhibit 99.1

65 West Watkins Mill Road Gaithersburg, MD 20878 tel: 240-632-0740 fax: 240-632-0735 www.genvec.com
FOR IMMEDIATE RELEASE:
CONTACT:
Douglas J. Swirsky
Chief Financial Officer
(240) 632-5510
dswirsky@genvec.com
GENVEC REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS
GAITHERSBURG, MD — November 7, 2007 — GenVec, Inc. (Nasdaq:GNVC) today announced its financial results for the third quarter ended September 30, 2007.
GenVec’s net loss for the third quarter was $4.1 million or ($0.05) per share, compared to a net loss of $5.3 million or ($0.08) per share in the same prior year period.
For the nine months ended September 30, 2007, GenVec’s net loss was $14.3 million or ($0.19) per share, compared to a net loss of $13.5 million or ($0.21) per share for the nine months ended September 30, 2006. Included in the net loss for the first nine months of 2007 was stock-based compensation of $1.5 million as compared to $884,000 for the same prior year period. GenVec ended the third quarter of 2007 with $28.2 million in cash and investments.
Revenues for the three and nine-month periods ended September 30, 2007 were $3.8 million and $10.4 million respectively, representing a decrease of 13 percent and 33 percent when compared to revenues of $4.3 million and $15.4 million in the comparable prior year periods. The decrease in revenues for the three and nine-month periods ended September 30, 2007 is primarily a result of lower reimbursable costs under our contract with the National
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Institutes of Health (NIH) associated with the manufacturing and testing of clinical grade HIV vaccine supplies for a planned 8,000-subject, Phase IIb proof-of-concept efficacy trial to be conducted by the NIH. The decrease is also due, in part, to the expiration of funding of the Company’s collaboration with FUSO Pharmaceutical Industries of Japan, effective December 31, 2006, for the development of targeted cancer therapies. These decreases were partially offset by revenue earned under our new 3-year contract with the U.S. Department of Homeland Security (“DHS”), for the development of vaccine and anti-viral candidates to prevent and contain FMD outbreaks in the United States.
Operating expenses were $8.5 million and $26.2 million for the three and nine-month periods ended September 30, 2007, respectively, a decrease of 15 percent and 13 percent as compared to $10.0 million and $30.1 million in the comparable prior year periods.
Research and development expenses for the three-month period ended September 30, 2007 decreased 18 percent to $6.4 million as compared to $7.8 million for the comparable prior year period, while research and development expenses for the nine-month period ended September 30, 2007 decreased 16 percent to $19.2 million compared to $22.8 million for the comparable prior year period. In each of the three and nine-month periods ending September 30, 2007 expenses have decreased primarily due to lower pass-through costs under our NIH funded HIV vaccine development contract, partially offset by higher clinical costs related to our TNFerade clinical trial and an increase in stock-based compensation expense.
As previously announced, in June 2007, the Company initiated a draw down of $3.6 million from the Kingsbridge Capital Ltd. Committed Equity Financing Facility (CEFF) to support expanded clinical development of TNFerade and general corporate development. This initial draw down was executed in two separate closings. Settlement for the second closing occurred on July 2, 2007, when the Company sold 832,441 common shares for gross proceeds of $1.8 million.
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“The past few months have been very productive for GenVec,” said Douglas J. Swirsky, Chief Financial Officer of GenVec. “We have made excellent progress in our clinical programs and vaccine collaborations and continue to manage our resources carefully as we execute our business and clinical strategy.”
Recent Business Highlights
     TNFerade™ for Cancer:
•	As of October 31, 118 patients have been enrolled in the Company’s pivotal PACT trial, at 33 U.S. clinical sites.

•	Encouraging preliminary data from a Phase II study of TNFerade in locally advanced rectal cancer was presented at the Annual Meeting of the American Society for Therapeutic Radiology and Oncology in October 2007. Subsequent to treatment with TNFerade plus chemoradiation, all seven patients enrolled in the study underwent surgical resection and had successful sphincter-sparing procedures. Five of the seven patients achieved pathological complete response. Based on these preliminary data, the NCI study is continuing to enroll more patients in the trial.
     Advances in Adenovector Technology
•	In September, GenVec announced the publication, in the October issue of the International Journal of Oncology, of pre-clinical research demonstrating the selective delivery of TNF-alpha to tumors. Combining a new, targeted adenovector with selective regulation of gene expression achieved a high degree of anti-tumor activity and selectivity in animal models of disseminated ovarian cancer.
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     Funded Vaccine Programs:
•	In August, GenVec announced encouraging data presented at the AIDS Vaccine 2007 Conference in Seattle from multiple ongoing clinical trials utilizing the Company’s adenovector vaccines technologies.

•	In September, the Company announced the U.S. Department of Homeland Security exercised the first option period from the previously announced agreement which will provide $5.6 million over a 12-month period to support the development of vaccines for the prevention of foot-and-mouth disease. The funding increases the total value of GenVec’s three-year agreement from $15.1 to $17.4 million.

•	In September, GenVec announced a collaborative research and development agreement (CRADA) with the U.S. Military Malaria Vaccine Program at the Walter Reed Army Institute of Research and the Naval Medical Research Center for the development and pre-clinical testing of a malaria vaccine candidate against Plasmodium vivax (P. vivax).

•	Data from the low-dose cohort in a Phase I/II clinical trial sponsored by the Naval Medical Research Center and the U.S. Military Malaria Vaccine Program was presented at the Malaria Vaccines for the World Conference at the Royal Society of Medicine in London in September 2007 and showed that the vaccine was well tolerated and induced strong T-cell responses against the target antigens in all volunteers.

•	The Company announced the National Institute of Allergy and Infectious Disease (“NIAID”), part of the National Institutes of Health, has exercised the first option period (year two) under a previously announced five-year, $52 million contract with GenVec for the production of HIV vaccines. GenVec will receive $5.1 million for the second year of activities to support the transfer and scale-up of the Company’s manufacturing and purification technologies to the NIAID’s Vaccine Pilot Plant which produces materials for clinical research.
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•	GenVec announced the NIAID has exercised its sixth option period (year seven) under its multi-year collaboration to develop and manufacture novel adenovector-based HIV vaccines. Under this option, the Company will receive up to $1.9 million over the next year, which will support continued development of next-generation vaccines for HIV and influenza.
Conference Call Information
GenVec will host its quarterly conference call at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) today. To listen to the live conference call, please dial 888.679.8040 (U.S. or Canada) or 617.213.4851 (international) and use access code 18451124. Participants may pre-register for the call anytime at: https://www.theconferencingservice.com/prereg/key.process?key=PGCVXRTKE. Pre-registrants will be issued a PIN number to use when dialing into the live call, which will provide quick access to the conference. An audio replay of the conference call will be available starting at 6:30 p.m. on November 7, 2007 through November 14, 2007. To listen to the audio replay, dial 888.286.8010 (U.S. or Canada) or 617.801.6888 (international) and use access code 14472963.
A live webcast of the conference call will be available in listen only mode on GenVec’s website at www.genvec.com and archived for 30 days. To access the webcast or the replay, go to the “Investor Relations” page and click on the link to Webcasts and Data.
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About GenVec
GenVec, Inc. is a biopharmaceutical company developing novel therapeutic drugs and vaccines. GenVec’s lead product, TNFerade is currently in a pivotal clinical study (PACT) in locally advanced pancreatic cancer. Additional clinical trials are in progress in rectal cancer, head and neck cancer and melanoma. GenVec also uses its proprietary adenovector technology to develop vaccines for infectious diseases including HIV, malaria, foot-and-mouth disease, respiratory syncytial virus (RSV), and influenza. Additional information about GenVec is available at www.genvec.com and in the company’s various filings with the Securities and Exchange Commission.
Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding future revenues and operating expenses, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the failure by GenVec to secure and maintain relationships with collaborators; risks relating to the early stage of GenVec’s product candidates under development; uncertainties relating to clinical trials; risks relating to the commercialization, if any, of GenVec’s proposed product candidates; dependence on the efforts of third parties; dependence on intellectual property; and risks that we may lack the financial resources and access to capital to fund our operations. Further information on the factors and risks that could affect GenVec’s business, financial conditions and results of operations, are contained in GenVec’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov. These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.
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GenVec, Inc.
Condensed Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Revenue from strategic alliances and research contracts	$3,777	$4,342	$10,388	$15,424

Operating expenses:
Research and development	6,361	7,758	19,229	22,797
General and administrative	2,166	2,228	6,946	7,334

Total operating expenses	8,527	9,986	26,175	30,131

Loss from operations	(4,750)	(5,644)	(15,787)	(14,707)

Interest income	407	426	1,316	1,413
Interest expense	(47)	(70)	(139)	(158)
Other	337	—	337	—

Total other income, net	697	356	1,514	1,255

Net loss	$(4,053)	$(5,288)	$(14,273)	$(13,452)

Basic net loss per share	$(0.05)	$(0.08)	$(0.19)	$(0.21)

Shares used in computing basic net loss per share	73,761	63,782	73,617	63,737

GenVec, Inc.
Selected Balance Sheet Information
(in thousands)
(Unaudited)

	September 30,	December 31,
	2007	2006

Cash and Investments	$28,188	$34,373
Working Capital	21,845	30,065
Total Assets	33,654	40,168
Stockholders’ Equity	21,307	30,791
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